                                                                    Exhibit 11.1

                                PAXAR CORPORATION
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                     (In thousands, except per
                                                          share amounts)

                                                    1995       1994       1993
                                                    ----       ----       ----
Net income                                         $15,709    $11,601    $ 9,358
                                                   =======    =======    =======

Earnings per share                                 $  0.70    $  0.53    $  0.43
                                                   =======    =======    =======

Earnings per share assuming full dilution          $  0.70    $  0.53    $  0.43
                                                   =======    =======    =======

Weighted average number of common shares
outstanding                                         22,102     21,690     21,430

Common stock equivalents:

Add: Net shares assumed to be issued for
dilutive stock options                                 320        248        349
                                                   -------    -------    -------

Total weighted average common and common
equivalent shares outstanding                       22,422     21,938     21,779
                                                   =======    =======    =======

Weighted average number of common shares
outstanding                                         22,102     21,690     21,430

Common stock equivalents, assuming full
dilution:

Add: Net shares assumed to be issued for
dilutive stock options                                 363        248        369
                                                   -------    -------    -------

Total weighted average number of shares
outstanding assuming full dilution                  22,465     21,938     21,799
                                                   =======    =======    =======

                                  EXHIBIT 21.1

                                PAXAR CORPORATION
                                  SUBSIDIARIES

Company                                   Jurisdiction of Organization
-------                                   ----------------------------

North Middletown Road                     Netherlands
     Holdings, B.V.

Packaging Systems International,          U.S. Virgin Islands
     Incorporated

North America:
-------------

Paxar Capital Corporation                 New York

Woven Label Holdings, Inc.                New York

Systems Holdings, Inc.                    New York

Paxar Latin America, S.A. de C.V.         Mexico

Europe:
------

Paxar Europe Limited                      England

Collitex S.r.l.                           Italy

Tessitura Italiana Etichette S.r.l.       Italy

Astria S.r.l.                             Italy

Orvac S.r.l.                              Italy

Orvac Sud S.r.l.                          Italy

Paxar Italia S.r.l.                       Italy

Paxar Deutschland, GmbH                   Germany

Paxar Polska Sp.zo.o.                     Poland

Paxar Iberia S.A.                         Spain

Paxar Benelux BVBA                        Belgium

Brian Pulfrey, Ltd.                       England

Asia:
----

Paxar Far East Ltd.                       Hong Kong

Paxar (Singapore) Pte Ltd.                Singapore